EXHIBIT 99.1

FortuNet Withdraws Its Application for Approval of Its Current Version of Its Mobile Gaming System and Expects to Write Off Approximately $1,685,000 of Capitalized Software Development Costs

LAS VEGAS, Oct. 21, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today announced that it has withdrawn its application with the Nevada State Gaming Control Board for the approval of the Company's current mobile gaming system for traditional casino games, such as poker, keno and slots.

"Due to the substantially reduced capital budgets of potential casino customers resulting from the current recessionary environment, we do not believe it is an appropriate time to launch the current version of our mobile gaming system for traditional casino games, such as poker, keno and slots," said Yuri Itkis, President and Chief Executive Officer. "Because we believe that the current version of our mobile gaming system will be technologically obsolete before the gaming market recovers, we have decided to concentrate our resources on developing an upgraded mobile gaming system for traditional casino gaming applications while deploying the current version of our mobile gaming system for bingo applications. Accordingly, we have suspended further costly efforts to obtain Nevada approval for this version and have notified the Nevada Gaming Control Board of this decision. We look forward to resuming our efforts to obtain approval of an upgraded version of our mobile gaming system at the appropriate time."

As a result of the Company's withdrawal of its application with the Nevada Gaming Control Board, the Company expects to write off approximately $1,685,000 of capitalized software development costs, as of September 30, 2009, as required by The Software Topic of the FASB Accounting Standard Codification, incurred in the process of developing the software for traditional casino games enabled on the current version of the Company's mobile gaming system. This write-off is expected to result in a non-cash charge of approximately $1,685,000, or approximately $0.15 per [diluted] share, to the Company's third quarter non-operating earnings, and a related reduction in the Company's provision for income taxes.

CONTACT:  FortuNet, Inc.
          Investor Contact
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com